                                                                   EXHIBIT 10.42



                               COMMERCIAL LEASE
                                ______________



                                    between



                                  SA DAFFODIL

                          (in its capacity as Lessor)



                                      et



                                CMGI (UK) LTD.

                          (in its capacity as Lessee)

THE PRESENT COMMERCIAL LEASE (DECREE N(degrees) 53-960 DATED 30 SEPTEMBER 1953) IS GRANTED BETWEEN THE UNDERSIGNED:


1) SA DAFFODIL, a societe anonyme [type of public limited company] with capital of thirty-eight thousand euros (38,200 euros), whose registered office is situated at 6 place de la Madeleine, Paris (75008), France, identified with the SIREN [corporate identification number] on the Paris companies register ["RCS"], no. 424 390 789, represented by Monsieur David Levin, its Chairman,

     (hereinafter referred to as the "Lessor"),

                                                              OF THE FIRST PART,

AND
---


2) CMGI (UK) LTD., a company registered in England, whose registered office is situated at Hasilwood House, 60 Bishopsgate, London EC2N 4AJ, represented by Andrew Hajducky III and William William II, its directors,

     (hereinafter referred to as the "Lessee"),

                                                              OF THE OTHER PART.


WITNESSETH
----------

A. The Lessor is the owner of premises contained within the Building located at 43-45-47, avenue de la Grande Armee, 22-24 rue Chalgrin, Paris (75016) (hereinafter the "Building") as described more fully in Article 2 hereafter (hereinafter the "Leased Premises").

B. The parties note that after visiting the Building, the Lessee wanted the Lessor to perform work before it came into possession of the premises and itself offered to perform the fitting work once it took possession of the premises, a suggestion accepted by the Lessor; the respective obligations of the parties are governed by Article 3 hereof.


THEREFORE:
---------

The above paragraphs are an integral part hereof.

Article 1 - LEASE

     The Lessor hereby leases for rent, on a commercial basis, pursuant to the provisions of the Decree n(degrees) 53-960 dated 30 September 1953 as amended, on the conditions hereinafter, to the Lessee, which accepts, the premises contained within the Building located at 43-45-47, avenue de la Grande Armee, 22-24 rue Chalgrin, Paris (75016) (hereinafter the "Building") as described more fully in Article 2 hereafter (hereinafter the "Leased Premises").

Article 2 - DESCRIPTION

2.1  The Leased Premises are broken down as follows:

     - space designated for use as office space located on the first floor of the Building, with surface area of approximately 920 sq. m. with exclusive enjoyment of two garden terraces at the east and at the west of this space (condominium lot n(degrees) 1010) and on the third floor, with surface area of approximately 260 sq. m. [2800 sq. ft] (part of the condominium lot n(degrees)1014);

     - archiving space with surface area of approximately 55 sq. m. [592 sq. ft] located on the first basement level corresponding to condominium lot n(degrees)1026,

          It is explicitly agreed that the surface areas above are shown in a purely indicative fashion, and the Lessee is furthermore familiar with the Leased Premises as indicated in Article 2.2 below, and the rent has been set as a gross sum.

     - fourteen individual parking places located on the 3/rd/ and 4/th/ basement levels and identified under the numbers 216, 221, 222, 271, 274, 275, 280, 297, 298, 333, 334, 337, 342 and 347, and eight double parking places identified under the numbers 239, 240, 241, 272, 273, 352, 353 and 358.

          However, for organisational reasons, the Lessor reserves the right to change the location of the parking places allocated to the Lessee, without this change giving rise to any compensation or reduction of rent by the Lessor.

          as shown on the attached plans (Appendix 1);


2.2 The Lessee states that it is perfectly familiar with the Leased Premises including their plant and equipment, without it being necessary to make any further description, and it acknowledges having approved them in their current state, extent and contents.


Article 3 - DELIVERY OF THE LEASED PREMISES - CONDITION REPORT

As agreed, the Lessor shall carry out the work described at Appendix 2, in as short a time as possible after the signature hereof, which is explicitly and irrevocably accepted by the Lessee.

3.1 Delivery of the Leased Premises to the Lessee will occur only after the completion and handover by the Lessor of the work performed by it within the premises designated for use as office space located on the first and third floors of the Building.

3.2 The Lessor shall inform the Lessee of the delivery date with two (2) working days prior notice by registered letter with return receipt requested or handdelivery at the registered office of the Lessee. Such notification shall also be made by fax at n(degrees) 00 44 207 638 58 88; it being understood that the registered letter or the handdelivery date will be considered as the notification date.

3.3 On the day scheduled for delivery of the Leased Premises, a jointly-approved delivery report (which will serve as a condition report) shall be drawn up; it will stipulate any reservations that the Lessee may have.

     The Lessee shall not refuse delivery of the Leased Premises unless in the case that the failures of the works on the first and third floors to conform with the description appearing at Appendix 2 are substantial or the poor workmanship should render the plant and equipment of the Leased Premises unsuitable for their use, all this pursuant to Article R.261-1 of the French code on construction and dwelling.

     The Lessor undertakes to eliminate the reservations stipulated by the Lessee in as short a time as possible depending on the type of work required, starting with the date on which the delivery report is drawn up.

3.4 If this delivery is not completed, the Leased Premises shall be deemed to have been handed over to the Lessee in a perfect state of upkeep and repair and cleanliness.

3.5 A second condition report shall be drawn up jointly between the parties within two (2) calendar weeks as of the date of completion of the work performed by the Lessee and described in Appendix 3, which will occur as soon as possible after the taking possession of the Premises by the Lessee. The Lessee shall notify the date of completion to the Lessor within a eight
     (8) calendar day period.


Article 4 - TERM

     Pursuant to Article 3.1 of the Decree, this lease is granted and accepted for a term of nine (9) complete and consecutive years, including six (6) years firm, which shall begin as of the delivery date of the Leased Premises as this date is defined in Article 3.1.


Article 5 - TERMINATION

     The Lessee explicitly waives the right to terminate this lease at the expiration of the first three-year period of the lease, since the lease is granted and accepted for a firm term of six (6) years. The Lessee may however terminate the lease at the conclusion of the sixth year, in consideration of (i) serving a notice of vacation by instrument served by a bailiff, at least six months in advance, and (ii) paying a lump-sum fee equivalent to one year of the annual rent inclusive of all charges, exclusive of any VAT paid by then, payable on the day on which the notice of vacation is served.


Article 6 - USE

6.1 Pursuant to Articles 1728 and 1729 of the civil code, the Lessee shall use the Leased Premises which are designated exclusively for use as office space.

6.2 It is explicitly agreed that the Lessee shall within the Leased Premises refrain from carrying out any acts of sale from stock, whether of a wholesale or retail nature, and any auctioning of furniture or other objects.

6.3 The authorisation given to the Lessee to perform certain activities does not entail any guarantee from the Lessor, nor effort on Lessor's part to obtain the required permits whatsoever, that the Lessee is obliged to obtain to use the Leased Premises, in particular with regard to the provisions of the town-planning code ["Code de l'Urbanisme"].

     It is recalled that the condominium lots n(degrees)s 1010 and 1014 are designated for use as office space with regard to the provisions of the town-planning code on the premises located in the Paris region. If the use made by the Lessee has the effect of transforming them into premises of a different category, in the sense of these provisions, Lessee must immediately reimburse to the Lessor the fees and increases relating thereto which may be sought in Lessor's name as a result of that transformation. Such reimbursement shall remain the property of the Lessor, even after the Leased Premises have been returned by the Lessee. It shall not entail failure by the Lessor to demand of the Lessee that it immediately terminate the activities which have the effect of transforming the Leased Premises into premises of a different category in the sense above, if these activities are not specified at Article 6.1 above.

Article 7 - RENT

7.1 This lease is granted and accepted in consideration of an annual rent before VAT, and excluding charges, of three million nine hundred and eight-two thousand five hundred French francs (FRF 3,982,500).

7.2 The rent shall be payable quarterly in advance on the first day of each calendar quarter, i.e., on 1/st/ January, 1/st/ April, 1/st/ July and 1/st/ September of each year.

7.3 If the lease should begin at a date other than the first day of the quarter, the rent corresponding to the term in progress shall be calculated prorata temporis.

7.4 The Lessee shall be liable for paying all duties and state and local taxes (including any variation in rate) which may be due on said rent, charges and other payments specified by this lease.

     It is specified that the Lessor has opted for his rents and services to be subject to value-added tax (VAT) pursuant to Article 260-2(degrees) of the French general tax code ("CGI").


Article 8 - INDEXATION CLAUSE (SLIDING SCALE CLAUSE)

8.1  Index

     The parties agree to index the rent according to the variation of the national construction cost index published quarterly by INSEE [the national statistics agency], on the total of the rent of the previous year. The parties acknowledge that this index is in direct relation with the lease, and has no effect on the application of the provisions of Articles 26, 27 and 28 of the Decree dated 30 September 1953.

     If, for any reason whatsoever, the index chosen above should stop being published, it would be replaced by the index that is officially substituted for it. If need be, "link" indices will be calculated by the parties. If there is no official substituting index, an index shall be chosen by joint agreement between the parties.

     If the parties fail to agree on the choice of the new index to be adopted, they will accept the decision of an expert who shall be appointed by the parties or, if they fail to agree on that, by order of the President of the Tribunal de Grande Instance [lower court] with jurisdiction over the area in which the Building is located, ruling in urgent session at the request of the first party to make application. In any case, the expert will have all the powers of joint agent of the parties and in no way the powers of an arbitrator and his decision shall be final and without appeal. Each party shall be liable for a half share of the charges and fees relating to this application and to the order.

     It is specified that this clause is a contractual indexation and it does not relate to the legal three-year review specified by Articles 26 and 27 of the Decree n(degrees) 53-960 dated 30 September 1953. The parties acknowledge that it complies with Article 10 of the Law n(degrees) 77-1457 dated 29 December 1977 and that it constitutes an essential and determining condition without which the Lessor would not have made the agreement.

8.2  Calculating the indexation

     The rent shall automatically vary at the lease's anniversary date in proportion to the variations in the quarterly construction cost index published by INSEE.

     For the first year of the lease, the index of the third quarter of 1999 (i.e., 1080) shall be compared to the index of the same quarter of the following year.

     For later years, the comparison shall be between the index selected for the previous reassessment and the index of the same quarter of the following year.

     The calculation of indexation shall hence be done according to the following formula:

                    L1        =      L x 11
                                 --------------
                                       1

     in which:

     L1 = is equal to the new rent

     L = is equal to the current rent

     I1 = is equal to the revised index

     I = is equal to the base index

     Once the revised index is published, the Lessor shall inform the Lessee of the total of the new rent and, if need be, a breakdown of the compensatory adjustment if the revised index is published late. The Lessee shall pay the Lessor any rent supplements within two calendar weeks from receipt of the breakdown of the compensatory adjustment.


Article 9 - SECURITY DEPOSIT

9.1 As a surety and guarantee of the performance by the Lessee of its obligations of any kind arising out of the present lease, Lessee shall pay to Lessor, at the signing hereof, an amount equal to three months rent before VAT, and excluding charges, as a security deposit, i.e., nine hundred and ninety-five thousand six hundred and twenty-five French francs (FRF 995,625).

                                 OF WHICH RECEIPT IS GIVEN SUBJECT TO COLLECTION

9.2 This amount shall be increased or reduced at the same time as and in the same proportion as the rent, whenever the rent is amended, with the difference being paid starting with the first term amended.

9.3 This amount shall be retained by the Lessor for the entire term of the lease and shall be reimbursed to the Lessee at the end of the tenancy, after Lessee has moved out and handed in the keys, and after deduction of all amounts due to the Lessor for any reason whatsoever and for which Lessee may be held liable.

9.4 This amount shall not accrue interest. It is handed over to the Lessor as a pledge in the wording of Articles 2071 ff. of the civil code.

9.5 If the lease is terminated on the grounds of non-performance of these conditions or for any reason attributable to the Lessee, other than notice given for a date and in the conditions set down herein, and however much of the term of the lease remains, the security deposit will remain the property of the Lessor as legal damages with interest, but shall have no effect on past or future rents due and work for which the Lessee is liable.


Article 10 - PAYMENT OF CHARGES - VARIOUS SERVICES

10.1 Since for the Lessor the rent is considered to be net of all charges, the Lessee as of the effective date of the lease shall be liable for all the charges set down in the condominium rules (private charges, common charges, condominium charges, etc.) and all expenses, services, provisions relating to the Leased Premises, inclusive of the insurance premiums paid by the Lessor.

10.2 The Lessee shall pay a quarterly provision at the same time as the rent. If the lease should begin at a date other than the first day of the calendar quarter, the provision corresponding to the term in progress shall be calculated prorata temporis.

      The amount thus paid shall be adjusted upwards or downwards on the 1/st/ of January of each year depending on the expenses actually incurred, and the Lessee may, if applicable, request reimbursement of any excess payment.


Article 11 - CONTRIBUTIONS - STATE AND LOCAL TAXES

11.1 The Lessee undertakes to pay all state and local taxes for which tenants are typically liable and in particular its personal and real-estate contributions, its rental taxes, its business tax and all state and local taxes for which the Lessor may be held liable.

11.2 The Lessee shall reimburse to the Lessor all current and future taxes, contributions and fees incumbent upon the Leased Premises for which the Lessor is the legally liable payer (and in particular the land tax and the annual office-space tax in the Paris region [Ile-de-France]), which are considered to be charges specified at Article 10 above.


Article 12 - LATE PAYMENT PENALTY

If any amount due by the Lessee pursuant to the present lease is not paid on time, interest shall automatically accrue on it at the official interest rate in effect at the due date plus three points, and it shall not be necessary to provide any official notification thereof, and this shall have no effect on the penalty clause specified below.


Article 13 - RESPONSIBILITIES AND CONDITIONS

This lease is made under the ordinary legal responsibilities and in particular under those specified below, that the Lessee undertakes to perform and complete strictly without being entitled to any compensation or abatement of the rent set below and on penalty of all court costs and legal damages and even on penalty of termination hereof, if the Lessor sees fit.

13.1  General conditions of tenancy

      13.1.1 The Lessee shall accept the Leased Premises in the state in which they are as at the start date of the tenancy, and shall not be entitled to require the Lessor, either then or during the entire term hereof, to do any repair work, reconstruction, bracing, remodelling, installation or replacement which are or which may become necessary to the Leased Premises (including their plant and equipment and external buildings) whatever the cause, type and extent may be, and even if they are due to obsolescence.

              Lessee waives the warranty of hidden defects arising out of
              Article 1721 of the civil code.

      13.1.2 The Lessee undertakes to fulfil all obligations laid down by the municipality, the police and to comply with all health-related and other regulations.

      13.1.3 The Lessee shall not erect outside the Leased Premises any display, storage or other installation of any kind. It shall not set down any object, equipment or merchandise outside the Leased Premises (or outside the Building) and it shall not park any vehicle outside same, except in the places specified for this purpose.

      13.1.4 It shall at all times fulfil the provisions of the laws and regulations, of the orders of administrative authorities and those of the Assemblee Pleniere des Societes d'Assurances Dommages [damage insurance syndicate].

      13.1.5 If dangerous appliances are used and/or dangerous products are stored, the Lessee shall personally and at its own risk and expense be liable for any necessary permit or for any claim emanating from neighbours or third parties, in particular for noises, flashes, heat, parasites, vibrations.

      13.1.6 The Lessee shall be responsible for any damage caused to the Leased Premises and/or to the Building as a result of overloading the floorboards and lifts.

13.2  Work - Repairs

      13.2.1 The Lessee shall at its own expense and risk and as it becomes necessary carry out any repair work (including repairs as defined in Article 606 of the civil code), reconstruction, bracing, remodelling and replacement which is or which may become necessary to the Leased Premises and to the plant and equipment, whatever the cause, type and extent may be, and even if they are due to obsolescence.

      13.2.2 The Lessee shall not carry out within the Leased Premises any demolition, construction or installation, fitting, drilling through walls or modification of floor-plan, and generally it shall not make any modification whatsoever to the Leased Premises or to the plant and equipment, without first obtaining the Lessor's written consent.

      13.2.3 As an exception to the foregoing the Lessee is explicitly authorised to perform fitting work as described in Appendix 3 hereinafter.

      13.2.4 The Lessee shall be liable for the costs and fees of the Lessor's architect who shall have a supervisory role and/or the condominium's architect.

     13.2.5 Lessee shall be solely responsible for all accidents and/or incidents which may occur as a result of the performance and existence of any building, installation and fitting work performed by it and any operations that such may produce. In particular, Lessee warrants the Lessor, if need be as a self-insurer, against any claims that may arise against it as a result of said accidents and/or incidents and their consequences.

     13.2.6 The Lessee shall ensure that its workmen and employees shall not produce any damage. The Lessee shall be responsible for damage and losses which affect the Leased Premises or the Building and the plant and equipment.

     13.2.7 The Lessee shall be liable, without compensation or abatement of the rent set above, for all work that the Lessor believes must be done within the Building (including their plant and equipment), whatever the cause, type or extent thereof, and the term and even if it exceeds forty days, it being hereby specified that the Lessor undertakes to apply its best efforts to reduce the inconvenience and the term of this work.

     13.2.8 The Lessee shall also be liable for all work which may be carried out on the public roadway, or in the buildings neighbouring on that building that constitutes the Leased Premises, whatever disturbance may result therefrom for the carrying out of its business, or for gaining access to the Leased Premises, with the exception of any recourse against the authorities, the contractor for the work, the neighbouring owners, all the while leaving the Lessor harmless.

13.3 Work by the authorities

     If the authorities, including public agencies, should at any time require modifications to the Leased Premises, in particular as regards the carrying out of the Lessee's business or for the use of the Leased Premises, based on current and future regulations, all costs and consequences arising therefrom shall be borne in full by the Lessee which commits thereto; even if these modifications and/or work are large-scaled repairs as defined by
     Article 606 of the civil code.

13.4 Powers of the Lessor

     If the repairs and/or the work and/or the checks listed above are not carried out, the Lessor may, thirty days after a notice served by registered letter and remaining without effect, except in the case of an emergency duly established, substitute itself for the Lessee and have such work done at the expense of the Lessee by a contractor of its choice, and the Lessee undertakes to reimburse the cost thereof to the Lessor within two calendar weeks of a notice of account sent to it.

13.5 Furnishings

     The Lessee undertakes to keep the Leased Premises constantly and normally furnished, so as to be in a position at any time to pay rents and accessories, and in performance of the clauses and responsibilities arising out of the lease.

13.6 Continuous operations

     The Lessee undertakes to operate the Leased Premises in a permanent, effective and normal manner.

13.7    Condominium rules

        The Lessee acknowledges that it possesses a copy of the Building's current condominium rules and undertakes to comply with all its provisions such that the Lessor shall not be sought or disturbed on this issue.

13.8    End of lease

        At the expiration of the present lease either by conclusion of the agreed term or by termination for any reason whatsoever, at the departure of the Lessee, all constructions and plant and equipment, all fittings and generally all improvements performed by the Lessee as well as those - if any - imposed by legislative or regulatory provisions, shall become, with no compensation being due, since the rent was set as a consequence thereof, the property of the Lessor, unless Lessor required that the Leased Premises be returned, in whole or in part, to the condition in which they were at the time of the second condition report, at the sole expense of the Lessee.


Article 14 - SUB-LETTING - ASSIGNMENT

14.1    Sub-letting, etc.

        14.1.1 The Lessee shall not provide to anyone in any way or form and even in the form of a loan or management contract, all or part of the Leased Premises.

        14.1.2 As an exception to the foregoing, the Lessor authorises the Lessee to sub-let in whole or part of the Leased Premises, on condition that there are no more than two sub-tenants per floor and as long as the conditions of form of Article 21 of the Decree n(degrees)53-960 dated 30 September 1953 are fulfilled.

        14.1.3 In the event of an explicitly authorised sub-letting, the sub-tenant shall be jointly and severally liable for the performance hereof.

        14.1.4 As an exception to the foregoing, the Tenant is authorised to domicile any company in the Leased Premises.


14.2    Assignment

        14.2.1 The Lessee shall not assign or contribute its right to the present lease except to the acquirer of its business assets, where the Lessor is obliged to agree, on penalty of the contract being annulled. However, the Lessee is authorised to assign this lease in favour of a company whose profits for each of the three years preceding the date of assignment are three times the amount of the current annual rent as at the day of assignment, as determined herein, or, if it is a company listed on a stock exchange, whose market value is higher than FRF 500,000,000 as at the day of assignment.

        14.2.2 The Lessee shall remain joint and several guarantor with its assignee and all subsequent or successor assignees for the payment of past or future rents and charges due and for the performance of the conditions of the present lease, including all rental fees, etc., due, and the assignees are also jointly and severally liable.

        14.2.3 In all circumstances the assignment shall be recorded either by official deed or a private deed, and its text submitted to the Lessor within one month of it being signed, at the Lessee's expense, failure so to do being subject to the penalty of automatic termination of the lease, if the Lessor sees fit.

     14.2.4 Moreover, any management lease agreement must contain the commitment by the Lessee to stand as joint and several guarantor of the tenant manager for the performance of the lease for the entire term of the management lease; if such commitment is lacking, the present lease may be automatically terminated, if Lessor sees fit.

     14.2.5 At any time, the Lessor shall be free to assign or contribute its rights and obligations under the present lease (and any renewals thereof) without it being necessary to undertake any specific formalities and in particular such formality as specified at
             Article 1690 of the civil code.

     14.2.6 In the event that a sub-letting or an assignment is authorised or if the present lease is terminated, if the authorities invoke
             Article 725 para. 3 of the general tax code ["CGI"] (or any text that amends or replaces such) concerning the transfer of the premises covered by the sub-letting or the assignment or termination cited above, the Lessee shall be personally liable for any claims by the authorities in this regard and shall be fully liable for disputing it or paying any duties or taxes that may be due such that the Lessor shall not be sought or disturbed.


Article 15 - LIABILITY AND RECOURSE

The Lessee states that it waives all recourse for liability against the Lessor in the following circumstances:

a) In the event of theft or other misdemeanour of which the Lessee may be the victim within the Leased Premises, since the Lessor has no obligation to supervise the Building and the Leased Premises.

b) In the event of damage to furniture or goods that are located within the Leased Premises, consequent to leaks, seepage, humidity or other circumstances, since it is the Lessee's responsibility to protect against these risks, without recourse against the Lessor.

c) The Lessee further commits itself not to claim from the Lessor any compensation, by reduction of rent or charges:

     - in the event of stoppage to the distribution of water, electricity or other fluids, and in the event of a cessation to the operation for any reason whatsoever of the Building's technical plant and equipment (air-conditioning, goods lift, passenger lift, etc.) consequent to upkeep, repair, replacement, lack of supplies, strike and all other reasons that are outside the control of the Lessor;

     - in the event of damage caused to the Leased Premises and to the objects or goods located therein, consequent to leaks, seepage, humidity or other circumstances, since it is the Lessee's responsibility to protect against these risks, without recourse against the Lessor;

     - in the event of actions that produce liability of the other tenants, of their staff, suppliers or customers;

     - in the event of a change or modification made by anyone whatsoever, and in particular by the Lessor, to the common parts of the Building;

     - and generally for any action based on Article 1719-3(degrees) of the civil code.

Article 16 - INSURANCE

The real and moveable property must be insured with insurance companies known to be solvent, in the following way:

16.1    Insurance taken out by the Lessor

        The Lessor has taken out a policy guarantying the monetary consequences of the civil liability that the Lessor may incur as condominium partner.

        The Lessee shall reimburse to the Lessor the premiums that Lessor has paid, and these are considered to be charges under Article 10 above.

16.2    Insurance taken out by the Lessee

16.2.1 The Lessee commits to insure, for the entire term of the lease, with an insurance company known to be solvent and authorised to insure within France, the risks listed below:

        a) Physical damage affecting work and improvements (fittings and fixtures) performed by the Lessee during the term of the lease and all objects, equipment or other furniture belonging to the Lessee and furnishing the Leased Premises resulting from events such as fire, lightning, explosion, water damage, leaks from sprinklers, electrical damage, crashes of aircraft and flying machines, crashes of vehicles belonging to third parties, natural disasters, hurricanes, cyclones, tornadoes, storms, and hail on the roofs, smoke, revolts and popular uprisings.

        b) Its civil liability that it may incur pursuant to Articles 1382, 1383 and 1384 of the civil code for all bodily injury and physical damage or loss of use occasioned to third parties and provoked directly or indirectly as a result of Lessee's activity, of the property mentioned in para. (a) above, and as a result of the activity of Lessee's agents or employees.

16.2.2  The Lessee commits to the following:

          . not to contravene in any way any of the clauses of its insurance policy or policies that could entail termination thereof;

          . to pay the premiums relating to its insurance policy or policies regularly on their due date;

          . to give evidence at the Lessor's first request of the performance of the above clauses, by producing the insurance policy or policies and receipts for the premiums relating thereto;

          . to inform the Lessor of any fact that makes it necessary to add a rider to the Lessor's insurance policies;

          . to inform the Lessor of the occurrence of any loss, as soon as Lessee becomes aware thereof, and of any repair that Lessee is carrying out which may become necessary during the lease, subject to the penalty of remaining personally liable for the damages whose amount could not validly be claimed from the Lessor's insurance company, once such notification was not provided or was provided late.

          . to state in its insurance policy or policies that termination thereof shall not become effective until two calendar weeks after notification to the Lessor by the Lessee's insurer.

          . to delegate to the Lessor the benefit of its insurance policy or policies at Lessor's first request, so as to allow Lessor to exercise the privilege of the Lessor over the insurance pay-outs which would be paid in the event of loss. To this purpose, the Lessee undertakes to send a copy of the present Article to its insurers once the present lease is signed.

          . to do all that is required so that its insurers get in contact with the Lessor's insurers to avoid any contradictions and incompatibilities between Lessee's and Lessor's insurance.

16.2.3 Unless the Lessee takes out and renews the polices or pays the premiums relating thereto set down above, the Lessor reserves the right to do so and claim reimbursement of the premiums thus advanced from the Lessee.


Article 17 - ADMITTANCE TO THE PREMISES

17.1 The Lessee undertakes to allow the Lessor or Lessor's agents, during working days, except in an emergency, free access to the Leased Premises and to technical access trapdoors which would allow it in particular to check the condition of the Leased Premises or of the plant and equipment.

17.2 Moreover, for the six months after notification to the Lessee by the Lessor of Lessor's intention to sell the Building or for the six months prior to the end of the Lessee's occupation for any reason whatsoever, the Lessee undertakes to allow the Lessor to show the premises to potential buyers or tenants, according to schedules and conditions set jointly in advance between the parties.


Article 18 - RETURN OF THE LEASED PREMISES

18.1 Before vacating, and prior to removing furniture and equipment even in part, the Lessee shall give evidence by presenting receipts of the payment of the contributions for which Lessee is liable, in particular the business tax, both for past years and for the current year.

18.2 Lessee must also return the Leased Premises in a perfect state of repair and in a perfect state of cleanliness by comparison with the second condition report referred to in Article 3.5 or, in the contrary situation, pay the Lessor the cost of the work required to repair them.

        To this purpose, a jointly-approved condition report shall be drawn up in the presence of the Lessee, duly invited to attend, no later than one month before the expiration of the lease.

18.3 The Lessee shall within one calendar week as of being informed of the estimates drawn up by an engineer's workshop or by contractors approved by the Lessor, provide its consent concerning said estimates.

        If the Lessee does not express its intention to perform the work itself, Lessee must agree to have the work performed without delay by qualified contractors approved by the Lessor.

        The Lessor shall in all circumstances be entitled to request from the Lessee a daily compensation payment equal to double the last rent in application, inclusive of charges, for the term required for this repair work as of the expiration date of the lease.

Article 19 - SUPERVISION OF THE LEASED PREMISES

19.1 The Lessee shall personally be responsible for supervision and guarding of the Leased Premises and its equipment.

19.2 The Lessor does not warrant the Lessee from disturbance from third parties, other tenants, occupants, which may affect Lessee's enjoyment, in particular in the event of theft or burglary with or without breaking and entering. The Lessee shall personally be liable for any insurance in this connection, and this insurance must exclude any recourse, whether direct or indirect, against the Lessor and its insurers.


Article 20 - DESTRUCTION OF THE LEASED PREMISES

20.1 If the Leased Premises are destroyed totally by obsolescence, construction fault or materials fault, flooding, strike, acts of civil ware, uprising or any other cause outside the control of the Lessor, this lease shall be terminated automatically, with no compensation payable by either party unless the destruction can be attributed to the Lessee.

20.2 If at least 50% of the useful surface of the Leased Premises is destroyed partially by obsolescence, construction fault or materials fault, flooding, strike, acts of civil ware, uprising or any other cause outside the control of the Lessor, the Lessee may either (i) terminate this lease with no compensation payable by either party, or (ii) be granted an abatement of rent during the reconstruction by the Lessor of the premises at a proportional rate of the useful floor surface that was destroyed.

       If the parties fail to reach agreement on the surface destroyed, this calculation shall be performed by an expert chosen by the parties and unless they appoint such an expert within 45 days following the date of the loss, this appointment shall be made at the request of the Lessor by the President of the Tribunal de Grande Instance [lower court] with jurisdiction over the area in which the Building is located, ruling in urgent session, the costs and fees arising therefrom being paid in equal parts by each party.

20.3 If the surface destroyed is less than 50% of the useful surface of the Leased Premises, the lease shall continue under the same terms and conditions and in particular in the same terms of rent.

20.4 In all circumstances, if the loss can be attributed to the Lessee, the lease shall continue under the same terms and conditions and in particular in the same terms of rent, with no affect as to the rights of the Lessor against the Lessee.


Article 21 - PENALTY CLAUSE

21.1 If a single rent payment and/or payment of accessory charges is not made at its contracted due date, and likewise in the event that the Lessee fails to perform one single clause, responsibility or condition of the present lease, said lease shall be terminated automatically, if the Lessor sees fit, without there being any need to formulate a request through the courts, one month after a simple order to pay or notice to perform containing a statement by the Lessor of its intention to take advantage of this clause, has remained without effect. The Lessee may then be evicted at a simple order in urgent session handed down by the President of the Tribunal de Grande Instance [lower court] who will state only that the penalty clause has taken effect, said order being constituting provision for payment by way of advance.

21.2 Any further offer to pay the arrears or to comply with the conditions of the lease shall not have any effect on the application of this clause.

21.3 As of the date of the termination of the lease, the Lessor shall immediately and automatically take back full possession of the Leased Premises.

       Unless the Lessee vacates the Leased Premises, the Lessor shall automatically and without notice be eligible for payment of an occupation fee hereby set, for each day of delay, at double the current rent, calculated prorata temporis, this having no effect to any rights to legal damages in favour of the Lessor.

21.4 All court costs, legal fees and costs to do with measures of conservation or with discharge of legal notices, if such are necessary pursuant to the Law dated 17 March 1909, shall be payable by the Lessee, and shall be considered to be supplements and accessories of the rent.


Article 22 - TOLERANCES

22.1 This document may only be amended via a written explicit document in the form of a bilateral deed or exchange of mail.

22.2 It is formally agreed that any tolerance by the Lessor towards the clauses of the present lease, whatever the frequency with which they may occur and the term, shall not be considered to constitute a novation or to amend or rescind the clauses and conditions hereof, nor to produce any right whatsoever; the Lessor may always terminate same without notice.


Article 23 - INDIVISIBILITY OF THE LEASED PREMISES

By explicit agreement, the Leased Premises form an indivisible whole in the joint intent of the parties, to the exclusive benefit of the Lessor.


Article 24 - COSTS

Each party shall be liable for its own costs, duties and fees of the present document and all those which shall be the consequence thereof, with no exception nor reservation.


Article 25 - REGISTRATION OF THE LESSEE

The Lessee undertakes to register its principal establishment in France and to supply the Lessor with the details of this registration within six (6) months as of the signature hereof; failure to do so will cause this lease to become null and void, if the Lessor sees fit.


Article 26 - ELECTION OF LEGAL ADDRESS FOR SERVICE

For the performance hereof and of the consequences hereof, the parties state that their legal address for service is:

- for the Landlord at its registered office; and

- for the Lessee at the address of the Leased Premises (subject to the exception set forth in article 3.2)


Article 27 - JOINT AND SEVERAL WARRANTY BY CMGI INC

As an essential and determining condition without which the Lessor would not have made this agreement, the company CMGI Inc., a company registered under U.S. law, whose registered office is located at 100, Brickstone Square, Andover, Massachussetts 01810, U.S.A., will be jointly and severally liable for the performance of the present Lease by the Lessee, its subsidiary, which fact is explicitly and irrevocably accepted by the company CMGI Inc.according to the terms of a correspondence dated May 9, 2000, of which a copy is attached in Appendix 4.


Article 28 - SPECIAL STIPULATION - SIGN

The Lessor authorises the Lessee to place a sign on the condition that it complies with the applicable town planning provisions, the condominium rules and that Lessee obtain all the requisite permits therefor.

Installation of the sign shall be done and the risk of the Lessee.

The Lessor for its part undertakes to vote in favour of the placing of the Lessee's sign, in the condominium meeting, on condition that the Lessee's plan is reasonably justified.

The Lessee undertakes to dispose of the sign, at its sole expense, when it vacates.


Executed at Paris in two original copies, on May 9, 2000.

                                             CMGI (UK) LIMITED

/s/ Illegible
---------------------                        ___________________________________
THE LESSOR                                   THE LESSEE


                                             /s/ Andrew J. Hajducky III
                                             -----------------------------------
                                             Andrew J. Hajducky III


                                             /s/ William Williams II
                                             -----------------------------------
                                             William Williams II